SCHEDULE 14 A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ______X______

Filed by a Party other than the Registrant _________

Check the appropriate box:

____  Preliminary Proxy Statement

__X_  Definitive Proxy Statement

____  Definitive Additional Materials

____  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

      FLORIDA EAST COAST INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________
  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

__X__  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
       or 14a-6(j)(2)

_____ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

_____  Fee computed on table below per Exchange Act Rules 14a-
       6(i)(4) and 0-11

                 FLORIDA EAST COAST INDUSTRIES, INC.
                          One Malaga Street
                        St. Augustine, FL 32084

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held May 20, 1998

The Annual Meeting of the Shareholders of Florida East Coast Industries, Inc. (Industries or the Company) will be held at the Radisson River Walk Hotel at St. Johns Place, First Floor, Tug Room, 1515 Prudential Drive, Jacksonville, Florida, on Wednesday, May 20, 1998, at 10:30 AM, Eastern Daylight Saving
Time:

The Annual Meeting will consider the following business which is described in the accompanying Proxy Statement:

      1. Election of Board of Directors to hold office until their successors are elected and qualified. The nominees intended to be presented by the Board of Directors for election are described in the accompanying Proxy Statement.

      2. An amendment to the Company's Articles of Incorporation to effect a 4-for-1 split of the outstanding shares.

      3. An amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 9,360,000 shares to 50,000,000 shares and change the par value from $6.25 per share to no par.

      4.  A Stock Option Plan described in the accompanying Proxy
          Statement.

      5. Proposal for the Company to separate its two major operating subsidiaries via spin-off.

      6. Ratification of KPMG Peat Marwick LLP as the Company's independent accountants for the 1998 fiscal year.

      7. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 3, 1998 as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting.

All shareholders who find it convenient to do so are cordially invited and urged to attend the Annual Meeting in person. The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

The attached Proxy Statement contains important information regarding the matters to be acted upon at the Annual Meeting.

The Annual Report to Shareholders was previously mailed.

By Order of the Board of Directors.

s/s T.N. Smith
Vice President, Secretary and Treasurer

Dated: April 22, 1998


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE AT YOUR EARLIEST CONVENIENCE.

                   FLORIDA EAST COAST INDUSTRIES, INC.
                            One Malaga Street
                      St. Augustine, Florida 32084

                           PROXY STATEMENT

This Proxy Statement is being mailed or otherwise furnished to Stockholders on or about April 22, 1998, in connection with the solicitation by the Board of Directors of Florida East Coast Industries, Inc.(Industries or the Company), a Florida corporation, of proxies to be voted at the Annual Meeting of Stockholders of Industries to be held on May 20, 1998 and at any adjournment thereof (the Annual Meeting).

The address of Industries is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is 904/829-3421.

                   SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is being solicited by Order of the Board of Directors of Industries for use in connection with the Annual Meeting of Industries' Stockholders to be held May 20, 1998. The expense of printing and mailing this Proxy Statement will be borne by Industries. In addition to solicitation of proxies by mail, Industries may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. Directors, officers and employees of Industries may solicit proxies on behalf of the Board of Directors personally, by mail, by telephone or by telegraph, but it is estimated that the expense of any such solicitation will be nominal, and that no compensation will be paid specifically for such solicitation.

A proxy may be revoked by a Stockholder at any time prior to its being voted by written notice to the Secretary of Industries or by attendance and voting in person at the Annual Meeting by ballot. If a proxy is properly signed and is not revoked by the Stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the Stockholder. If no instructions are given, proxies will be voted at the discretion of the proxy holders.

                     MATTERS TO BE CONSIDERED

Company shareholders will consider and act upon proposals: (i) to elect eight
(8) Directors to serve until the Annual Meeting of Shareholders in 1999 or until their respective successors are elected and qualified; (ii) to approve a 4-for-1 stock split; (iii) to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock from 9,360,000 to 50,000,000; (iv) to approve the 1998 Stock Option Plan; (v) to separate the Company's two major operating subsidiaries via a spin-off; (vi) ratification of KPMG Peat Marwick LLP as the Company's independent accountant in 1998 fiscal year; and (vii) to transact such other business as may properly come before the meeting or any adjournment thereof.

          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors of the Company has designated April 3, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of April 1, 1998, the Company has 9,360,000 authorized shares of Common Stock which is its only voting security. Each share is entitled to one vote at the Annual Meeting, except for the election of Directors which allows for cumulative voting. The following table sets forth information as of April 1, 1998 with respect to persons known by the Company to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock:

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                              Nature of                             Percent of
Names and Addresses        Beneficial Ownership    Number of Shares Class (1)

Nemours Foundation(2)       Sole Voting and
1650 Prudential Drive       Dispositive Power            450,224         5.0%
Jacksonville, FL 32207

St. Joe Corporation(3)      Sole Voting and
1650 Prudential Drive       Dispositive Power          4,902,304(4)     54.0%
Jacksonville, FL 32207

Franklin Resources, Inc.(5) Sole Voting and
51 J.F.K. Parkway           Dispositive Power          1,333,700       14.7%
Short Hills, NJ 07078

-----------------
(1) All percentages shown are rounded to the nearest one-tenth of one percent.
(2) As of April 1, 1998, the following persons were Directors of the Nemours
Foundation: Jacob C. Belin, H.H. Peyton, J.F. Porter, W.T. Thompson, Winfred L. Thornton and corporate director, Wachovia Bank, N.A., represented by Hugh M. Durden. In such capacities, these Directors collectively share voting and dispositive power with respect to Industries' Common Stock owned by the Nemours Foundation and, as such, may be deemed to be beneficial owners of that stock.
(3) As of April 1, 1998, the following persons were Directors of St. Joe
Corporation: Jacob C. Belin, Russell Newton, Jack Quindlen, Walter Revell, Peter Rummell, Chairman, Frank Shaw, Jr., W.L. Thornton and Jack Uible. In such capacities, all Directors collectively share dispositive and voting power with respect to Industries' Common Stock owned by St. Joe Corporation. All Directors may be deemed to be beneficial owners of Industries' Common Stock owned by St. Joe Corporation.
(4) By virtue of its ownership of approximately 54.0% of the outstanding Industries' Common Stock, St. Joe Corporation may be deemed to be not only an "affiliate" but also a "parent" of Industries.
(5) Messrs. Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of the parent holding company, Franklin Resources, Inc. ("FRI"), exercise voting control and dispositive power over these securities. FRI and the principal shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries.

                     SECURITY OWNERSHIP OF MANAGEMENT

Shown below is information concerning beneficial ownership of Industries' Common Stock for each Director and for all Directors and officers as a group as of April 1, 1998. Under rules of the Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting and/or dispositive power:

Names             Nature of Beneficial              Number of       Percent of
                        Ownership                   Shares          Class (1)

J.C. Belin        Shared Voting/Dispositive Power   5,352,528(2)          59.0%
J.N. Fairbanks    -------------------------------   ------------          ----
D.M. Foster       -------------------------------   ------------          ----
A.C. Harper       -------------------------------   ------------          ----
J.H. Mercer, Jr.  Sole Voting/Dispositive Power           100             ----
J.J. Parrish, III -------------------------------   ------------          ----
W.L. Thornton     Sole Voting/Dispositive Power         5,955              0.1%
                  Shared Voting/Dispositive Power   5,352,528(2)          59.0%
C.F. Zellers, Jr. Sole Voting/Dispositive Power           124             ----

11 directors and
officers as a     Sole Voting/Dispositive Power         6,179              0.1%
group             Shared Voting/Dispositive Power   5,352,528(3)          59.0%

---------------
(1) All percentages shown are rounded to the nearest one-tenth of one percent. Where no percentage is shown, the amount of Industries' Common Stock owned by the beneficial owner listed is less than one-half of one-tenth of one percent (4,536 shares) of all outstanding Industries' Common Stock.
(2) Includes 4,902,304 shares or 54.0% of Industries' Common Stock owned by St. Joe Corporation, and 450,224 shares or 5.0% of Industries' Common Stock owned by the Nemours Foundation.
(3) Includes 4,902,304 and 450,224 listed as beneficially owned by Messrs. Belin and Thornton. However, the same number of shares beneficially owned by these persons is reported only once.

                         PROPOSAL NO. 1

                     ELECTION OF DIRECTORS

At the Annual Meeting, eight (8) Directors of the Company are to be elected to serve until the next annual election and until their successors are duly elected and qualified.

Vote Required

Stockholders of Industries are entitled to one vote for each share held by them and have the right to cumulate their votes for the election of Directors. Each Stockholder is entitled to as many votes as equals the number of his shares, multiplied by the number of Directors to be elected, and he may cast all of such votes for a single Director or may distribute them among the number to be voted for or among any two or more of them, as he may see fit. The Directors elected shall be those eight (8) persons who receive the greatest number of votes. Management reserves the right to distribute the votes represented by a proxy among one or more of the nominees named below unless contrary instructions are contained in the proxy.

Nominees

The eight (8) persons named below are the nominees for election as Directors. The enclosed proxy will be voted for the election of these Directors unless otherwise indicated by the shareholder. On the following pages, there is information on the eight (8) nominees for Director, stating, among other things, their name, age and a brief description of their business experience.

The Board knows of no reason why any nominee for Director would be unable to serve as a Director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the Board of Directors may designate, or the Board may reduce the number of Directors to eliminate the vacancy.

                               Principal Occupation or Employment for
                                the Past Five Years - Positions with
Name, Director Since, Age        Industries - Other Directorships

JACOB C. BELIN              Director, St. Joe Corporation. Trustee, Alfred I.
Director since 1984         duPont Trust. Former Chairman of the Board, St. Joe
Age 83                      Paper Company.


RICHARD S. ELLWOOD          President, R.S. Ellwood & Co., Incorporated.
New Nominee                 Director, Apartment Investment & Management Co.
Age 67                      Director, FelCar Suite Hotels, Inc.

J. NELSON FAIRBANKS         President and Director, U.S. Sugar Corporation.
Director since 1989
Age 62

ALLEN C. HARPER             Chairman/CEO, Esslinger-Wooten-Maxwell, Inc.,
Director since 1994         Realtors. Chairman and President, First Reserve,
Age 53                      Inc. Director, Tri-County Railroad Authority.
                            Chairman, First American Railways, Inc. Director,
                            Vacation Breaks USA, Inc.

ADOLFO HENRIQUES            President and Chief Executive Officer, Union
New Nominee                 Planters Bank in Florida. Former Chairman,
Age 44                      NationsBank in South Florida. From 1986 to 1992,
                            worked for Barnett Bank. From 1978 to 1986, worked for Bank of Nova Scotia.

J.J. PARRISH, III           President, Jesse J. Parrish, Inc. President and
Director since 1993         Director, Nevins Fruit Company, Inc. Director and
Age 44                      Vice Chairman, Parrish Medical Center. Director,
                            Barnett Bank of Central Florida.

W.L. THORNTON               Director, St. Joe Corporation. Trustee, Alfred I.
Director since 1984         duPont Trust. Prior to May 21, 1997, Chairman of
Age 69                      the Board and Chief Executive Officer, Industries.
                            Prior to May 1995, Chairman and President,
                            Industries.

C.F. ZELLERS, JR.           May 21, 1997 elected Chairman, President and Chief
Director since 1984         Executive Officer. Prior to May 21, 1997, President
Age 65                      and COO of the Registrant. Prior to May 1995, Vice
                            President, Industries. President, Gran Central
                            Corporation for more than five years. President of Florida East Coast Railway for more than five years.

For personal reasons, Mr. David M. Foster, a Director since May 1995, chose not to stand for re-election in 1998.

Mr. John H. Mercer, Jr., a Director since May 1963, is not standing for re-election in 1998, but is expected to be named a Director, Emeritus at Annual Meeting of the Board immediately following the Shareholders' Annual Meeting.

       GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board holds one regular meeting following the Annual Shareholders' Meeting and three scheduled quarterly meetings. During 1997, the Board held eight meetings: one Annual Meeting; three quarterly meetings, and four special meetings. To assist it in carrying out its duties, the Board has authority to appoint committees. Under that authority, the Board, during 1997, had two standing committees, and one committee formed for a special purpose. All members of the Board of Directors attended at least seventy-five percent (75%) of the total number of Board meetings and meetings held by committees on which each served.

Committees of the Board

The Audit Committee recommends to the Board the independent auditors to be engaged by the Company; reviews the engagement, including the remuneration to be paid; and reviews with the Company's auditors, on a continuing basis, the plan, scope and results of the Company's audit, and such other matters as may be delegated by the Board. The Audit Committee, composed of J.J. Parrish, III, Chairman, J.H. Mercer, Jr. and W.L. Thornton, held three meetings during 1997.

The Compensation Committee is responsible for assuring that the Chief Executive Officer and other executive officers of the Company are compensated effectively and in a manner consistent with the stated compensation strategy of the Company and the requirements of the appropriate regulatory bodies. The Compensation Committee, composed of J.N. Fairbanks, Chairman, A.C. Harper and D.M. Foster, held three meetings in 1997.

The Special Committee, composed of J.J. Parrish, III, Chairman, D.M. Foster and A.C. Harper, appointed in 1995 to review the disposition of the Company, was discharged in November 1997, following the withdrawal of offer by St. Joe Corporation to purchase all shares not owned by that corporation.

During 1997, the Company did not have a Nominating Committee.

                           COMPENSATION OF DIRECTORS

Non-management Directors are entitled to a quarterly retainer fee of $1,000; a fee of $650 for each Board meeting attended, and a fee of $200 for each Audit or Compensation Committee meeting attended. Members of the Special Committee received a fee of $850 for each Special Committee meeting. Management Directors are entitled to a fee of $450 for each Board meeting attended. In addition to these standard fees, Directors are reimbursed for transportation and other reasonable expenses incident to attendance at Board and committee meetings.

                          EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for the Company's highest paid Executive Officers during 1997, as well as the total compensation paid to those executives for the past three (3) years:

Summary Compensation Table

                                        Salary        Bonus    Compensation(1)
Name and Principal Position Year         ($)           ($)           ($)

W.L. Thornton, Chairman      1997(2)    15,417(4)     6,000(4)          9,112
and CEO                      1996       36,000(4)     4,000(4)          9,984
                             1995       36,000(4)     -----             9,960

C.F. Zellers, Jr., Chairman, 1997(3)   215,250       30,000            11,206
President and CEO            1996      157,500       17,500             8,706
                             1995      157,500       ------             8,342

T.N. Smith, Vice President,  1997       95,000        5,625             3,600
Secretary and Treasurer      1996       90,000       10,000             2,040
                             1995       90,000       ------             2,244

---------------------
(1) Includes amounts paid for life insurance premiums, personal use of vehicles, matching contributions to 401(K) Plan and Directors' fees.
(2) Mr. Thornton retired effective May 21, 1997.
(3) Mr. Zellers was President and COO in 1995, 1996 and until May 21, 1997.
Mr. Zellers' salary from January 1-May 21, 1997 was $160,000 per annum, and from May 21-December 31, 1997 was $250,000 per annum.
(4) Under arrangement approved by the Board of Directors of both FECI and St. Joe Corporation, Mr. Thornton's salary and expenses were paid by St. Joe, with FECI reimbursing St. Joe for 20% of his salary and expenses common to both companies. Expenses incurred for the exclusive benefit of either FECI or St. Joe in connection with his services as Chairman were borne 100% by the benefited company. The salary shown in this table represents only the Company's proportion of Mr. Thornton's salary. This arrangement was discontinued after Mr.
Thornton's retirement effective May 21, 1997.

                        EMPLOYEE BENEFIT PLANS

Salaried Employees' Deferral Plan

On October 19, 1983, Industries adopted a deferred compensation plan (the "Plan"), which became effective January 1, 1984. Pursuant to the Plan, Industries annually matches voluntary contributions made by participants to a trust maintained for participants in an amount equal to $1,200 for the first $1,200 contributed by the participants, and $.25 per $1 for any amount contributed by a participant in excess of $1,200. Participants may elect to make their contributions through a written salary reduction agreement with Industries, but the amount, subject to matching contributions, may not exceed 6% of their total before tax compensation per year, as defined in the Plan, and the total amount of contributions by participants to the trust per year may not exceed 10% after tax compensation, as defined in the Plan. Any salaried employee who has completed 90 days of service and is not represented by an organization recognized by Industries for purposes of collective bargaining is eligible to participate, assuming that in any given Plan year such employee has performed at least 1,000 hours of service. Each participant's account under the Plan is invested in either one of eight mutual funds or Industries' Common Stock as determined by the participant. In 1997, Industries contributed
$27,148 to the Plan on behalf of the thirteen (13) Executive Officers as a group.

Hourly Employees' Salary Deferral Plan

On April 1, 1995, Industries adopted a deferred compensation plan (the "Plan") for hourly-waged employees. Participants may elect to make contributions through a payroll deduction agreement with Industries, but the amount may not exceed 6% of their total before tax compensation per year, as defined in the Plan, and the total amount of contributions by participants to the trust per year may not exceed 10% after tax compensation, as defined in the Plan. Any hourly or salaried employee who has completed 90 days of service and is represented by an organization recognized by Industries for purposes of collective bargaining or is represented by an individual employee operating agreement is eligible to participate after 1,000 hours of service. Each participant's account under the Plan is invested in either one of eight mutual funds or Industries' Common Stock as determined by the participant. The Plan is not subject to matching contributions by the Company.

                       COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for reviewing and approving the compensation policies and programs for the Company's Executive Officers named in the Summmary Compensation Table. The Compensation Committee members are all independent non-employee Directors and have no interlocking relationships as defined by the Securities and Exchange Commission and were chosen because of their business backgrounds and to ensure that the interests of the shareholders are being served as it relates to all matters of executive compensation. This report covers the actions of the Committee regarding the compensation of the Executive Officers for 1997 and prospectively for 1998.

In reviewing performance for 1997 to determine appropriate performance based bonuses, the Committee used a discretionary process. The key factors that the Committee considered in making their determination included the attainment of certain performance measures such as operating profits, revenue increases, expense decreases and individual performance.

As noted in the Summary Compensation Table, Mr. Thornton retired from position of Chairman and Chief Executive Officer on May 21, 1997, and Mr. Zellers was elected to the new post of Chairman, President and Chief Executive Officer on this same date. Given Mr. Zellers' contributions to successfully meet the above-mentioned performance measures, and the further contributions given the Special Committee's disposition project, the Committee elected to provide a bonus of $100,000 (40% of base Chief Executive Officer's salary) to Mr. Zellers. In addition, Mr. Zellers' base salary was increased to $275,000 effective January 1, 1998.

Bonuses were paid to the other Executive Officers based on the same criteria as for the Chief Executive Officer. These bonuses amounted to approximately 30% of base salary. In addition, the base salaries of these Executive Officers were increased effective January 1, 1998 by approximately 12%.

In late-1997, the Committee authorized a reexamination of the Company's compensation philosophy as a necessary step in more closely aligning the compensation of the Executive Officers and other management employees with company performance and the interests of the shareholders. The study is not yet completed, but the main tenets of a revised compensation philosophy are expected to include:

Base salaries at the median of comparable companies that generate value from the management and operation of substantial assets, including both transportation and realty.

Provide for a competitive but conservative annual incentive based on Company and individual performance.

Provide for the granting of stock options in order to align the interest of the executives with shareholders.

The latter of these will, of course, require shareholder approval.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company's tax deduction to $1,000,000 for compensation paid to the Chief Executive Officer and the four most highly-compensated Executive Officers who are Executive Officers as of the last day of the applicable year. Exceptions are made, however, for "performance-based" compensation. For 1997, the Committee believes that all compensation paid to Executive Officers is fully deductible.

Submitted by the Compensation Committee.

                                 J. Nelson Fairbanks, Chairman
                                 David M. Foster, Member
                                 Allen C. Harper, Member

                   Change of Control Severance Plan

To encourage certain officers and employees of the Company and its subsidiaries to provide their continued attention and dedication to the business affairs and operations of the Company and its subsidiaries during the period of uncertainty preceding the possible consummation of a change of control, the Board of Directors, upon the recommendation of the Compensation Committee, adopted a "Change of Control Severance Plan." The Boards of Directors of Gran Central and the Railway each adopted similar plans covering their respective officers and employees.

Under the Company's plan, if, within two years following a change of control (as defined in the Company's Plan) any of the executive officers covered by the Company's Plan voluntarily terminates his employment under certain circumstances specified in the Plan or any such officer's employment is terminated without cause, then such officer is entitled to receive certain medical benefits for one year and a payment equal to the greater of two and one-half times such officer's annual base salary as in effect on the day preceding the consummation of the change of control or a sum calculated pursuant to a formula based upon the executive officer's years of service, compensation and certain other factors, provided that, in no event is the amount of such payment to exceed
2.99 times his base salary.

                          STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to Florida East Coast Industries, Inc.'s shareholders during the five-year period ended December 31, 1997, as well as an overall stock market index (Russell 1000) and FEC Industries' peer group index of six (6) railroads, consisting of Canadian Pacific, Ltd., CSX Corp., Illinois Central Corp., Kansas City Southern Industries, Inc., Norfolk Southern Corp. and Wisconsin Central Transportation Corp.

                Comparison of Five-Year Cumulative Total Return*

               Florida East Coast Industries,  Russell 1000 Index
                  and Value Line Peer Group Index
                  (Performance Results through 12/31/97)


NAME                       1992     1993     1994     1995     1996     1997
----                       -------------------------------------------------
Florida East Coast Ind. $100.00  $137.34  $138.96  $144.50  $185.87  $205.26
Russell 1000 Index      $100.00  $110.15  $103.32  $137.37  $168.20  $223.04
Railroads               $100.00  $128.19  $112.53  $150.04  $175.99  $202.23

Assumes $100 invested at the close of trading 12/92 in Florida East Coast Industries, Inc. common stock, Russell 1000 Index and Peer Group.
*Cumulative total return assumes reinvestment of dividends.

Source:  Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                            PROPOSAL NO. 2

                   4-FOR-1 SPLIT OF THE OUTSTANDING SHARES

Recognizing that the Common Stock of the Company has a relatively small shareholder base with relatively little market liquidity, the Board of Directors has recommended the approval of an amendment to the Articles of Incorporation to effect a 4-for-1 stock split to be distributed to shareholders of record on June 1, 1998. Presently, approximately seventy-five percent (75%) of the outstanding shares are held by only three holders.

A 4-for-1 stock split can contribute to an increase in and broadening of the shareholder base; can improve market liquidity; can provide long-term shareholders an opportunity to sell a portion of their holdings; and can provide a means of converting odd-lot holders to round-lot holders, a distinction which is important to marketability and liquidity.

The completion of the stock split is subject to the approval of Proposal No. 3.

The affirmative vote of the holders of a majority of the outstanding shares of the Company is required to approve Proposal No. 2. As a result, abstentions and broker non-votes will have the same effect as a vote against Proposal No. 2.

RECOMMENDATION OF THE BOARD OF DIRECTORS: The Board of Directors recommends a vote FOR Proposal No. 2.

                           PROPOSAL NO. 3

        INCREASE AUTHORIZED SHARES AND TO CHANGE TO NO PAR VALUE

The Board of Directors has determined that it would be in the best interest of the Company to amend the Third Article of the Articles of Incorporation to increase the authorized number of shares of the Company's Common Stock from 9,360,000 shares to 50,000,000 shares and to change the par value from $6.25 per share to no par. As of April 1, 1998, there were 9,360,000 shares authorized; 9,271,361 shares issued, and 9,071,590 shares outstanding, with 199,771 shares of Treasury Stock.

The authorization for the additional shares is required to facilitate a proposed 4-for-1 stock split (Proposal No. 2); to facilitate the proposed Stock Option Plan (Proposal No. 4); and to provide the Company, without further shareholder approval, a means of using such stock for future acquisitions or other corporate purposes.

An affirmative vote of the holders of a majority of the outstanding shares is required for approval of this proposal. As a result, abstentions and broker non-votes will have the same effect as a vote against this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS: The Board of Directors recommends a vote FOR Proposal No. 3.

                               PROPOSAL NO. 4

                           1998 STOCK OPTION PLAN

History of the Plan

The Company's 1998 Stock Option Plan was recommended by the Compensation Committee and approved by the Board of Directors, subject to the approval of the shareholders, to become effective on June 1, 1998. The Board of Directors may amend or terminate the Stock Option Plan at any time and for any reason. Amendments require the approval of the Company's shareholders only to the extent provided by applicable laws, regulations or rules.

The key provisions of the Stock Option Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Stock Option Plan. A copy of the plan text will be furnished to any shareholder upon request. Such a request should be directed to the Corporate Secretary at the Company's principal executive offices.

Administration and Eligibility

The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will also select the individuals who will receive awards; will determine the size of any award; and will establish any vesting or other conditions. Employees and non-employee Directors of the Company will be eligible to participate in the Stock Option Plan, although incentive stock options will be granted only to employees.

Form of Awards

The Stock Option Plan will provide for awards in the form of options. No payment will be required upon receipt of an award.

Options

Options may include non-statutory stock options ("NSOs"), as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed ten (10) years, and the exercise price must be equal to or greater than the fair market value of the Common Stock on the date of grant.

The exercise price of an option may be paid in any lawful form permitted by the Compensation Committee, including (without limitation) a full-recourse promissory note or the surrender of shares of Common Stock or shares already owned by the optionee. The Compensation Committee may likewise permit optionees to satisfy their withholding tax obligations upon exercise of an NSO by surrendering a portion of their option shares to the Company. The Stock Option Plan will allow the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker selected by the Company who, in turns, sells these shares in the open market. The broker remits to the Company the proceeds from the sale of these shares, and the optionee receives the remaining option shares. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender selected by the Company. The broker or other lender holds the shares as security and extends credit for up to fifty percent (50%) of their market value. The loan proceeds are paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee is required to pay the deficiency to the Company at the time of exercise.

The Committee may at any time offer to buy out an outstanding option for cash or give an optionee the right to surrender his or her option for cash.

Vesting Conditions

As noted above, the Compensation Committee determines the number of options to be included in the award, as well as the vesting and other conditions. The vesting conditions may be based on the length of the recipient's service; his or her individual performance; the Company's performance, or other appropriate criteria. Vesting may be accelerated in the event of the recipient's death, disability or retirement, or in the event of a change in control with respect to the Company.

For purposes of the Stock Option Plan, the term "change in control" means generally that (1) any person or group, other than St. Joe Corporation, acquires 30% or more of the outstanding voting stock of the Company, and St. Joe Corporation no longer owns more voting stock than such person or group; (2) the Company is a party to a merger or similar transaction as a result of which the Company's shareholders own 50% or less of the surviving entity's voting securities, or (3) shareholders, other than St. Joe Corporation, cause a change of 50% or more in the composition of the Board of Directors in a contested election of Directors. For purposes of the Stock Option Plan, no "change in control" can occur as long as the ownership of St. Joe Corporation exceeds
50% of the Company's outstanding voting stock.

Modification of Awards

The Compensation Committee is authorized, within the provisions of the Stock Option Plan, to amend the terms of outstanding shares; to modify or extend outstanding options, or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

Grants to Non-Employee Directors

Members of the Company's Board of Directors who are not employees of the Company may receive option grants under the Stock Option Plan. The exercise price of all options that may be granted to non-employee Directors is equal to the market value of Common Stock on the date of grant.

Number of Options

The total number of options available for grant under the Stock Option Plan is
1.6 million, subject to anti-dilution adjustments. If any options are forfeited, or if options terminate for any other reason prior to exercise, then they again become available for awards. No individual may receive options covering more than 50,000 shares in any calendar year, subject to anti-dilution adjustments, except that options granted to a new employee in the fiscal year of the Company in which his or her services as an employee first commences shall cover not more than 75,000 shares.

Awards under the Stock Option Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Stock Option Plan, or the benefits that would have been received by such participants if the Stock Option Plan had been in effect in 1997.

Federal Income Tax Consequences of Options

Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option. The optionee has no taxable income upon exercising an ISO, except that the alternative minimum tax may apply, and the Company receives no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and fair market value of Common Stock on the date of exercise; the Company ordinarily will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common
Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the Stock Option Plan depends on how long the shares have been held, and on whether such shares were acquired by exercising an ISO or by exercising an NSO. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable
ISO holding periods have been satisfied.

Approval of Proposal No. 4 requires the vote of a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 4.

RECOMMENDATION OF THE BOARD OF DIRECTORS: The Board of Directors recommends a vote FOR the approval of Proposal No. 4.

                         PROPOSAL NO. 5

   SEPARATE THE COMPANY'S TWO MAJOR OPERATING SUBSIDIARIES VIA A SPIN-OFF

Mr. Daniel A. Bruno, a shareholder of 8,850 shares, has notified the Corporation that he desires submission of the following proposal at the Annual Meeting:

     "BE IT RESOLVED, that the Company should separate its two major operating subsidiaries via a spin-off. Such action would facilitate the growth of each enterprise on a stand-alone basis. Also, such action would meet the requirements of a merger partner for the railroad for a separation of the FECI parts. Further, the spin-off would be in the best interests of both the public shareholders and St. Joe Corporation."

The proponent has submitted the following statement in support of his proposal:

     "After studying and analyzing our company, the operations of Gran
      Central and the railroad, and the position of St. Joe, I am of the opinion that a rationalization of the disparate subsidiary activities and the relation of the company with its minority shareholder would best serve the interests of all parties."

Approval of Proposal No. 5 requires the vote of a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 5.

RECOMMENDATION OF THE BOARD OF DIRECTORS: The Board of Directors recommends a vote AGAINST the approval of Proposal No. 5.

                        PROPOSAL NO. 6

              RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to audit the consolidated financial statements for the Company for the 1998 fiscal year.

The firm of KPMG Peat Marwick LLP has been the Company's accountant of record since September 1990. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to answer stockholder's questions and will be given an opportunity to make a statement.

Approval of Proposal No. 6 requires the vote of a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against Proposal No. 6.

RECOMMENDATION OF THE BOARD OF DIRECTORS: The Board of Directors recommends the shareholders vote FOR the approval of Proposal No. 6.


                        SHAREHOLDER PROPOSALS

Each year, the Board of Directors submits to the shareholders at the Annual Meeting certain proposals. Other proposals may be submitted by the Board of Directors or shareholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a shareholder for inclusion in the 1999 Annual Meeting Proxy Statement must be submitted in writing and must be received by the Company no later than January 4, 1999. Any such proposals, as well as any questions related thereto, should be directed to the Corporate Secretary.

                                  OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the Annual Meeting; however, if any other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote pursuant to the proxies in accordance with their judgment in such matters.

The Change of Control Severance Plan referred to herein is incorporated by reference and has been filed with the Securities and Exchange Commission as an exhibit to the Corporation's 10-K Annual Report. The Corporation will provide, without charge, to any person to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of such plan. Written requests should be directed to the Corporation at One Malaga Street, St. Augustine, FL 32084, Attention: Mr. T. N. Smith, Vice President, Secretary and Treasurer, and oral requests should be made by calling 904/826-2233.

By Order of the Board of Directors.

T.N. Smith
Vice President, Secretary and Treasurer

Dated:  April 22, 1998

                       FLORIDA EAST COAST INDUSTRIES, INC.

                  THIS PROXY IS SOLICITED BY THE BOARD FOR THE
                  MAY 20, 1998 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints A.C. Harper, T.N. Smith and J.R. Yastrzemski and each of them Proxies with power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Florida East Coast Industries, Inc., to be held at the Radisson River Walk Hotel at St. Johns Place, First Floor, Tug Room, 1515 Prudential Drive, Jacksonville, Florida, on Wednesday, May 20, 1998, at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

1.  THE ELECTION OF DIRECTORS    FOR all nominees listed below
                                 (except as marked to the contrary below)( )

                                 WITHHOLD AUTHORITY to vote for all
                                 nominees listed below ( )

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.)

J. BELIN, R. ELLWOOD, N. FAIRBANKS,  A. HARPER, A. HENRIQUES,
J. PARRISH, III, W. THORNTON, C. ZELLERS, JR.

                                                                    The Board
                                                                    Recommends

2. APPROVAL OF A 4-FOR-1 SPLIT OF THE OUTSTANDING SHARES:

   FOR________     AGAINST________      ABSTAINED________           FOR

3. INCREASE AUTHORIZED SHARES TO 50,000,000 AND CHANGE TO NO PAR:

   FOR________     AGAINST________      ABSTAINED________           FOR

4. APPROVAL OF A STOCK OPTION PLAN:

   FOR________     AGAINST________      ABSTAINED________           FOR

5. STOCKHOLDER PROPOSAL-FOR COMPANY TO SEPARATE ITS TWO MAJOR OPERATING SUBSIDIARIES VIA SPIN-OFF:

   FOR________     AGAINST________      ABSTAINED________           AGAINST

6. RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR:

   FOR________     AGAINST________      ABSTAINED________           FOR

7. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

   FOR________    AGAINST_________     ABSTAINED_________           FOR

                                       Please sign exactly as name appears.
                                       If stock is held in name of joint
                                       holders, each should sign.  If you
                                       are signing as a trustee, executor,
                                       etc., please so indicate.  If no
                                       instructions are given, proxies will
                                       be voted at the discretion of the proxy
                                       holders.

                                       DATED:________________________, 1998

                                       ____________________________________
                                                     SIGNATURE

                                       ____________________________________
                                             SIGNATURE IF HELD JOINTLY


                                       Please mark, sign, date and mail
                                       this card promptly in the postage
                                       prepaid return envelope provided.